Exhibit 99.1

Contact:

John Kyees

Chief Financial Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc. Announces Fourth Quarter Earnings

BRISBANE, CALIF. – July 30, 2003 – bebe stores, inc. (Nasdaq:BEBE) today announced financial results for the fourth quarter of fiscal 2003 ended June 30, 2003.

Net sales for the fourth quarter of fiscal 2003 were $80.1 million, up 9.0% from $73.5 million reported for the fourth quarter a year ago.  As previously reported, same store sales for the quarter increased by 2.9% compared to a decrease of 7.9% in the prior year.

Gross margin as a percentage of net sales decreased to 41.7% in the fourth quarter of fiscal 2003, compared to 43.7% in the fourth quarter of fiscal 2002.  The decrease in gross margin as a percentage of net sales from the prior year of 2.0% was primarily the result of raw material write-offs.

Operating expenses for the fourth quarter of fiscal 2003 were $28.8 million, or 36.0% of net sales, compared to $26.1 million, or 35.5% of net sales for the same period of the prior year.  The increase in operating expenses for the fourth quarter of fiscal 2003 compared to the same period of the prior year was primarily due to higher compensation, depreciation, and store closure expenses and reserves.

Operating income for the fourth quarter of fiscal 2003 decreased 23.3% to $4.6 million, compared to $6.0 million for the same period a year ago. Net earnings for the fourth quarter decreased 17.5% to $3.3 million, compared to $4.0 million for the same period a year ago. Diluted earnings per share for the fourth quarter were $0.13 versus $0.15 in the same period of fiscal 2002.

Net sales for the fiscal year ended June 30, 2003 were $323.5 million, up 2.2% from $316.4 million reported for the prior fiscal year.  Net earnings for the year ended June 30, 2003 decreased 27.2% to $19.3 million, compared to $26.5 million for the prior year.  Diluted earnings per share for the year ended June 30, 2003 were $0.74 compared to $1.02 in the prior year.

The Company anticipates comparable store sales for the first quarter to be low single digits and earnings per share to be in the range of $0.18 to $0.21 per share.

bebe stores, inc. will host a conference call on Wednesday, July 30, 2003 at 9:30 A.M. Pacific Time to discuss fourth quarter results.  Interested parties are invited to listen to the conference by calling (888) 287-3903 and using the passcode “bebe”.  A replay of the call will be available for approximately one week by calling (888) 852-5733 and using the passcode “2323”.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe and bebe sport brand names.  bebe currently operates 181 stores in the United States, Canada and an online store at www.bebe.com.

The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

	As of June 30,
(000’s omitted)	2003	2002

Assets
Cash and cash equivalents	$132,889	$123,431
Short term marketable securities	10,500	0
Inventories, net	25,422	23,357
Total current assets	175,984	156,276
Equipment and improvements, net	52,305	50,573
Long term marketable securities	7,875	0
Total assets	$241,978	$213,165

Liabilities and Shareholders’ Equity

Total current liabilities	$27,010	$22,537
Total liabilities	40,633	32,624
Total shareholders’ equity	201,345	180,541
Total liabilities and shareholders’ equity	$241,978	$213,165

bebe stores, inc.

STATEMENTS OF EARNINGS

(UNAUDITED)

	For the Quarter Ended June 30,		For the Fiscal Year Ended June 30,
(000’s omitted)	2003	2002	2003	2002

Net sales	$80,112	$73,461	$323,549	$316,423
Cost of sales, including buying and occupancy	46,666	41,354	179,058	174,047

Gross profit	33,446	32,107	144,491	142,376
Selling, general and administrative expenses	28,837	26,105	115,851	101,828

Income from operations	4,609	6,002	28,640	40,548
Interest income and other, net	601	435	2,199	2,074

Earnings before income taxes	5,210	6,437	30,839	42,622
Provision for income taxes	(1,959)	(2,473)	(11,560)	(16,138)

Net earnings	$3,251	$3,964	$19,279	$26,484

Basic earnings per share	$0.13	$0.16	$0.75	$1.04
Diluted earnings per share	$0.13	$0.15	$0.74	$1.02
Basic weighted average shares outstanding	25,667	25,573	25,644	25,404
Diluted weighted average shares outstanding	25,980	25,959	25,902	25,964